Page 10 of 18 Pages
EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 1 to the Schedule 13D to which this Agreement is an exhibit, and any further amendments filed by them, with respect to the shares of Common Stock, $.001 par value, of Cenuco, Inc.
     Each of the undersigned further agrees that each party hereto is responsible for the timely filing of such amendment to the statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: March 3, 2006	/s/ Fredric H. Mack
Fredric H. Mack

IRREVOCABLE TRUST FBO HAILEY MACK U/A DATED AS OF JULY 1, 1999
By:	/s/ Tami J. Mack
Tami J. Mack, Trustee

IRREVOCABLE TRUST FBO JASON MACK U/A DATED AS OF JULY 1, 1999
By:	/s/ Tami J. Mack
Tami J. Mack, Trustee